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                                                                   EXHIBIT 99.1
                  [CONCENTRA MANAGED CARE, INC. LETTERHEAD]

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

CONTACTS:   Joseph F. Pesce                       James M. Greenwood
--------    Executive Vice President and          Executive Vice President of
            Chief Financial Officer               Corporate Development
            Concentra Managed Care, Inc.          Concentra Managed Care, Inc.
            (617) 367-2163, EXT. 5101             (972) 364-8127

         CONCENTRA MANAGED CARE ACQUIRES PREFERRED PAYMENT SYSTEMS

         Boston--Concentra Managed Care, Inc. (Nasdaq/NM:CCMC) announced today that it has acquired Naperville, Illinois based Preferred Payment Systems (PPS). The transaction significantly expands Concentra's current market presence in retrospective bill review services for the group health marketplace. The combination of PPS and Prompt Associates, which was acquired by Concentra in 1996, results in an entity that is a clear leader in the industry.

         Under the terms of the transaction, approximately 7.7 million shares of Concentra Managed Care common stock and $14.7 million in cash were exchanged for the outstanding shares of PPS. The transaction will be accounted for as a pooling of interests and is expected to be non-dilutive to earnings in 1998, before a non-recurring charge of approximately $10 million to be taken in the first quarter for integration and transaction expenses, and accretive to earnings in 1999.

        PPS, founded in 1990, is a leading nationwide provider of specialized cost containment and outsourcing services for healthcare payors. Through its comprehensive portfolio of products, the Company reduces costs ordinarily payable on medical bills submitted by healthcare providers and the administrative expense associated with reviewing and analyzing medical bills. These services include professional fee negotiation, line-item analysis, and other specialized audit and bill review processes, as well as access to a nationwide PPO network. PPS serves as a one-stop outsourcing solution for cost containment with respect to medical bills that are outside a healthcare payors contracted network of providers. The Company's net revenue is based primarily on the amount of price reductions realized by the Company's clients as a result of its services. PPS analyzes each bill using its Healthcare
Bill Management System ("HBMS"), which incorporates proprietary software, Company-developed and licensed databases and client-specific preference profilers. HBMS analyzes all medical bills sent to the Company and, using a proprietary "scoring" methodology, automatically selects the appropriate PPS service that will maximize savings for the client. HBMS then incorporates all the cost-savings information from the analysis in its databases in order to approve future bill analyses. The combination of PPS and Prompt
Associates now gives Concentra the leading technology in reviewing out-of-network claims for both inpatient and outpatient bills. Present clients of PPS include indemnity health insurers, health maintenance organizations (HMO's) and other managed care organizations and Taft-Hartley funds.

         "PPS's advanced technology and innovative products provide a distinct advantage to our rapidly growing retrospective bill review business," says Donald J. Larson, Concentra's Chairman and Chief Executive Officer. "This represents a strategic addition which broadens our core competency as a reviewer of medical bills in workers' compensation, auto managed care, and general healthcare.

         "We are very excited about the opportunities that this combination creates for PPS. The development of our proprietary software and bill scoring methodology enables us to offer multiple cost containment solutions to an individual claim which is a distinct competitive advantage," says Steve Nelson, CEO of PPS. "This new relationship enables us to enhance further our product offerings and expands our reach beyond our core group health marketplace. Both PPS and Concentra customers will benefit from these advancements as we jointly deliver the highest quality service options in the industry.

         Concentra Managed Care is the comprehensive outsourcing solution for cost containment and health management in group healthcare, property and casualty, and occupational medicine. Concentra offers prospective services to employers and insurers of all sizes, providing pre-employment testing, loss prevention services, first report of injury, injury care, specialist networks and specialized cost
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containment to the disability and automobile injury markets.  The company has
123 field case management offices, with approximately 1,350 field case managers who provide medical management and return to work services in 49 states, the District of Columbia and Canada. The company also has 83 service locations that offer specialized cost containment services including utilization management, telephonic case management, and retrospective bill review. Under the name Concentra Medical Centers, the company operates the nations largest network of occupational healthcare centers, currently managing the practices of 255 physicians located in 142 centers in 37 markets in 20 states.

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         This press release contains certain forward-looking statements, which the Company is making in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and that the Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the potential adverse impact of governmental regulation on the Company's operations, and interruption in its data processing capabilities, operational, financing and strategic risks related to the Company's growth strategy, possible fluctuations in quarterly and annual operations, and interruption in its data processing capabilities, possible legal liability for adverse medical consequences, competitive pressures, adverse changes in market conditions for the Company's services, and dependence on key management personnel. Additional factors include those described in the Company's Securities and Exchange Commission filings.